UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of earliest event reported): December 4, 2006 (November 28, 2006)
Zapata Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-4219 (Commission File Number)	C-74-1339132 (I.R.S. Employer Identification No.)

100 Meridian Centre, Suite 350 Rochester, New York (Address of principal executive offices)	14618 (Zip Code)
(585) 242-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
     On November 28, 2006, Zapata Corporation, a Nevada corporation (“Zapata”) completed the sale of 9,268,292 shares of common stock of Omega Protein Corporation, a Nevada corporation (“Omega”), back to Omega pursuant to the terms and conditions of a Stock Purchase Agreement dated September 8, 2006 between Zapata and Omega, which was previously reported. The purchase price for the shares was $5.125 per share, or $47,500,000 in the aggregate. Prior to the sale, Zapata owned approximately 58% of Omega Protein’s outstanding common stock, and immediately after completion of the sale, owned approximately 33%. In connection with the closing, Zapata’s two representatives, Avram A. Glazer and Leonard DiSalvo, have resigned from Omega’s Board of Directors.
     The amount of the consideration was determined by arm’s length negotiations between Zapata and Omega. The terms of the transaction were approved by an independent special committee of Omega’s Board of Directors which did not include either Mr. Glazer or Mr. DiSalvo. In addition, the Omega special committee received the opinions of TM Capital Corp., an independent financial advisor, regarding the fairness, from a financial point of view, of the purchase price to Omega’s stockholders (except for Zapata), and the solvency of Omega following the consummation of the transactions. TM Capital provided Zapata with a reliance letter allowing it to rely on the solvency opinion.
     The terms of the transaction were also approved by Zapata’s Board of Directors and by the written consent of the holder of a majority of the outstanding shares of Zapata’s common stock. Zapata’s Board of Directors received the opinion of Empire Valuation Consultants, LLC, an independent financial advisor, regarding the fairness, from a financial point of view, to Zapata’s stockholders of the purchase price and the transaction.
     A copy of the press release announcing the closing is attached hereto as Exhibit 99.1.
Item 9.01 Exhibits
(a)	Exhibits
99.1	Press Release Dated November 28, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZAPATA CORPORATION
Dated: December 4, 2006	By:	/s/Leonard DiSalvo
	Name:	Leonard DiSalvo
	Title:	VP-Finance and Chief Financial Officer